EXHIBIT 99.1

Twin Vee PowerCats Reports a 92% Increase in First Quarter 2025 Revenues from Previous Quarter

FORT PIERCE, FL / ACCESSWIRE / May 8, 2025 — Twin Vee PowerCats Co. (Nasdaq:VEEE),(“Twin Vee” or the “Company”), a manufacturer, distributor, and marketer of power sport boats, today announced its financial results for the first quarter ended March 31, 2025.

First Quarter 2025 Highlights:

•	Revenues of $3.6 million, a 91.7% sequential increase from the fourth quarter of 2024, compared to guidance of 50%.
•	Gross margin of 14.9%, an improvement of 961 basis points from the first quarter of 2024.
•	Adjusted net loss averaged $333,000 per month during the quarter, an improvement of 17% over the previously guided Adjusted net loss of $400,000 per month.
•	The Company’s new dealer network is expanding Twin Vee’s brand presence and geographic footprint.

“We are pleased to report a strong start to 2025, with top-line growth and margin expansion that outpaced expectations,” said Joseph Visconti, CEO and President of Twin Vee PowerCats Co. “Our team executed well across the board—growing revenues by more than 90% over the fourth quarter of 2024, expanding gross margins, and staying disciplined with operating costs. The addition of several new dealers in the first quarter underscores growing market confidence in the Twin Vee brand and further extends our reach into key regional markets.”

Visconti continued, “Looking ahead, we expect the second quarter to reflect continued sequential growth in revenue as market conditions gradually improve and consumer demand begins to rebound. We are committed to scaling responsibly, that is, balancing production increases with expense control and working capital discipline. With most of our heavy capital investments now behind us, we anticipate a more favorable cash profile going forward.”

Conference Call

Joseph Visconti, CEO and President, and Michael P. Dickerson, Chief Financial & Administrative Officer, will hold a conference call today, Thursday, May 8, 2025, at 12:00 p.m. (Eastern). To listen to the conference call, interested parties should dial-in to 1-877-407-3982 and use Conference ID 13753591. All callers should dial in approximately 10 minutes prior to the scheduled start time and ask to join the Twin Vee conference call.

The conference call will also be available through a live audio webcast that can be accessed at the LINK HERE.

The Company’s complete financial statements are being filed today with the Securities and Exchange Commission and can be accessed via https://ir.twinvee.com/sec-filings.

About Twin Vee PowerCats Co.

Twin Vee PowerCats Co. manufactures a range of boats designed for activities including fishing, cruising, and recreational use. Twin Vee PowerCats are recognized for their stable, efficient, and smooth-riding catamaran hull designs. Twin Vee is one of the most recognizable brand names in the catamaran sport boat category and is known as the “Best Riding Boats on the Water™.” The Company is located in Fort Pierce, Florida, and has been building and selling boats for 30 years. Learn more at twinvee.com.

Visit Twin Vee PowerCats Co. on Facebook, Instagram, and YouTube.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are identified by the use of the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project” and similar expressions that are intended to identify forward-looking statements and include statements regarding the growing market confidence in the Twin Vee brand, reflecting continued sequential growth in revenue in the second quarter as market conditions gradually improve and consumer demand begins to rebound, scaling responsibly and balancing production increases with expense control and working capital discipline, and anticipating a more favorable cash profile going forward.

These forward-looking statements are based on management’s expectations and assumptions as of the date of this press release and are subject to a number of risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, the Company’s ability to grow revenue in the second quarter, the Company’s ability to continue to expand its dealer network, the Company’s ability to expand gross margins and remain disciplined with operating costs, the Company’s ability to maintain its Nasdaq listing, and the risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, the Company’s Quarterly Reports on Form 10-Q, the Company’s Current Reports on Form 8-K and subsequent filings with the SEC. The information in this release is provided only as of the date of this release, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events, except as required by law.

Contact:

Glenn Sonoda
investor@twinvee.com

SOURCE: Twin Vee PowerCats Co.

(Tables Follow)

	Three Months Ended
	March 31,
	2025	2024	$ Change	% Change
Net sales	$3,612,291	$5,276,343	$(1,664,052)	(32%)
Cost of products sold	$3,075,177	$4,999,030	$(1,923,853)	(38%)
Gross profit	$537,114	$277,313	$259,801	94%
Operating expenses	$2,216,208	$2,820,520	$(604,312)	(21%)
Loss from operations	$(1,679,094)	$(2,543,207)	$864,113	(34%)
Other income	$68,854	$208,012	$(139,158)	(67%)
Net loss	$(1,610,240)	$(2,335,195)	$724,955	(31%)
Basic and dilutive income per share of common stock	$(1.08)	$(1.77)	$0.69	(39%)
Weighted average number of shares of common stock outstanding	1,487,445	952,000

	March 31,	December 31,
	2025	2024	Change	% Change
Cash and cash equivalents	$4,910,267	$7,491,123	$(2,580,856)	(34.5%)
Restricted cash	$215,117	$215,117	$—	0.0%
Current assets	$12,200,833	$10,419,141	$1,781,692	17.1%
Current liabilities	$3,021,247	$3,747,990	$(726,743)	(19.4%)
Working capital	$9,179,586	$6,671,151	$2,508,435	37.6%

	Three Months Ended
	March 31,
	2025	2024	Change	% Change
Cash used in operating activities	$(1,736,276)	$(1,749,920)	$13,644	(1%)
Cash (used in) provided by investing activities	$(789,774)	$1,476,448	$(2,266,222)	(153%)
Cash used in financing activities	$(54,806)	$(83,735)	$28,929	(35%)

Non-GAAP Financial Measures

We have presented a supplemental non-GAAP financial measure in this earnings release. We believe that this supplemental information is useful to investors because it allows for an evaluation of the company with a focus on the performance of its core operations, including more meaningful comparisons of financial results to historical periods. Adjusted Net Loss is a non-GAAP financial measure which excludes certain non-cash expenses. Our executive management team uses these same non-GAAP measures internally to assess the ongoing performance of the Company. Adjusted Net Loss is not intended to be a substitute for any GAAP financial measures, and, as calculated, may not be comparable to other similarly titled measures of performance of other companies in other industries or within the same industry.

Below is a reconciliation of GAAP net loss to Adjusted net loss for the three months ended March 31, 2025 and 2024:

	Adjusted Net Loss
	Quarter Ended
	March 31,
	2025	2024
Net loss	$(1,610,240)	$(2,335,195)
Depreciation & amortization	441,672	425,281
Stock based compensation	55,968	426,283
Loss on sale of property & equipment	63,011	—
Boatsforsale.com development costs	52,067	—
Adjusted net (loss)	$(997,522)	$(1,483,631)